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                                                                    EXHIBIT 99.1


Wednesday July 28, 7:58 am Eastern Time

Company Press Release

Investment Group to Acquire Kofax for $12.75 per
Share in Cash

IRVINE, Calif.--(BUSINESS WIRE)--July 28, 1999--Kofax Image Products, Inc. (Nasdaq:KOFX - news) announced today that it has entered into a definitive agreement pursuant to which all of the outstanding shares of common stock of Kofax Image Products, Inc. ("Kofax") will be acquired by an investment group formed by Dresdner Kleinwort Benson Private Equity Partners, L.P. and DICOM GROUP plc. (LSE:DCM).

Under the agreement, which has been approved unanimously by Kofax's board of directors, the investment group will commence a tender offer for all outstanding shares of common stock of Kofax for $12.75 per share in cash.

The tender offer for Kofax's shares is expected to commence within five business days and is subject to receiving more than 50% of fully diluted shares, among other conditions. Certain of Kofax's directors and executive officers holding shares representing approximately 19.5% of Kofax's outstanding shares (17.5% on a fully diluted basis) have agreed to tender their shares and vote in favor of the transaction. The tender offer is expected to close by the end of August 1999. C.E. Unterberg, Towbin provided a fairness opinion to Kofax's Board of Directors.

Commenting on the transaction, David Silver, President and CEO of Kofax, said, "Kofax has been working together with DICOM in Europe for nearly a decade, and this partnership will allow us to combine Kofax's expertise in product development and core image processing technology with DICOM's strong European sales channels and their expertise in sales and services in international markets. DICOM shares our vision of the future of the document technologies market and we believe this transaction will help us grow Kofax faster and on a more global scale. We are very pleased with the premium attached to this offer and believe this offer represents a good value for Kofax shareholders and employees."

Otto Schmid, Chairman and CEO of DICOM, added, "We have always been impressed with Kofax technology and expertise in document capture and image processing, as reflected by their impressive customer roster and strong brand name. In our view, the proposed transaction will create a leading global partnership for products and services to the document technologies market. Although we do not seek to change the current Kofax entity, we believe that our investment and expertise, particularly in the European arena, will help Kofax achieve broader market penetration and extend its already formidable reputation and market share. We've known and respected Kofax for many years and look forward enthusiastically to our closer business relationship."

The investment group, including some members of Kofax management, has committed to invest $21.3 million in the aggregate and has obtained a total underwritten commitment from Dresdner Bank AG for


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$60.0 million in debt financing for the transaction and for working capital. A portion of this debt is expected to be repaid from Kofax's existing cash balances, which stood at over $25.3 million as of March 31, 1999.

Based in Irvine, California and founded in 1985, Kofax is a leading supplier of both application software and image processing products for the imaging, workflow and document management market. The Company specializes in the document and data capture and document storage product segments, which are essential to helping paper intensive organizations economically and reliably capture and store critical business information. The company sells its products through a worldwide network of distributors, system integrators and value-added resellers. Kofax generated $37.0 million in net sales and $5.5 million in operating profit for the twelve months ended March 31, 1999.

DICOM GROUP plc, headquartered in Aldermaston, Berkshire, UK, is a holding company for a group of businesses which distribute document imaging processing
(DIP) equipment in Western and Central Europe and certain computer peripherals in Switzerland and Austria. The company provides a range of value-added services including support and maintenance for technically complex products in the DIP market. DICOM works with its customers and partners in 16 European and four Asian countries in developing solutions for data and document management, independent of manufacturer. The company also provides components and associated services for handling digital information. DICOM generated (pound)77.5 million ($123.3 million based on yesterday's closing exchange rate of $1.5904 = (pound)1) in revenues for the twelve months ended December 31, 1998.

Statements herein concerning the growth and strategies of Kofax and DICOM include forward-looking statements that involve risks and uncertainties. Kofax's and DICOM's actual results may differ materially from those suggested as a result of various factors, including Kofax's ability to release new versions of its software on time, customer response, continued demand for Kofax's hardware products, its ability to forecast and achieve product mix objectives and to increase sales and profitability. Other factors include the companies' ability to consummate the transaction.

Interested persons should refer to the disclosure under the heading "Factors That May Affect Future Operating Results" included in Kofax's Annual Report on Form 10-K for the year ended June 30, 1998 as well as Kofax's recent public filings, for information regarding risks affecting Kofax's financial conditions and results of operations.